Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

R. Eberley Davis Named Senior Vice President, General Counsel and Secretary For Alliance Partnerships

TULSA, Oklahoma, February 5, 2007 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that the board of directors of their respective managing general partner has named R. Eberley Davis as Senior Vice President, General Counsel and Secretary, effective February 12, 2007. Mr. Davis succeeds Thomas L. Pearson, Senior Vice President – Law and Administration, General Counsel and Secretary.

Mr. Davis has over 24 years experience in the coal and energy industries, most recently as a partner in the Lexington, Kentucky office of Stoll Keenon Ogden PLLC. Prior to joining Stoll Keenon Ogden in 2003, Mr. Davis was Vice President, General Counsel and Secretary of Massey Energy Company for one year. Mr. Davis also served in various positions, including Vice President and General Counsel, for Lodestar Energy, Inc. from 1993 to 2002. Mr. Davis is an alumnus of the University of Kentucky, where he received a B.A. degree in Economics (with high distinction; and Phi Beta Kappa) and his J.D. degree (with distinction; Order of the Coif; and Kentucky Law Journal). He also holds an M.B.A. degree from the University of Kentucky. Mr. Davis is a Trustee of the Energy and Mineral Law Foundation, and a member of the American, Kentucky and Fayette County Bar Associations.

“I am excited that Eb Davis has joined the Alliance team,” said Joseph W. Craft III, President and Chief Executive Officer. “His leadership, background and experience will serve us well as we continue to execute on our plans to grow the Alliance Partnerships. I also want to express my appreciation to Tom Pearson for 17 years of outstanding service to Alliance and the significant role he has had in our current success. We are fortunate that, although Tom has decided to explore new frontiers in his life, he will remain available to provide assistance and counsel to help assure Alliance’s future success.”

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at 918-295-7674 or via e-mail at investorrelations@arlp.com.

About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP. In addition, AHGP owns 15,544,169 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com. For more information, contact the investor relations department of Alliance Holdings GP at 918-295-1415 or via e-mail at investorrelations@ahgp.com.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release and the materials referenced herein are forward-looking statements that involve risks and uncertainties that could cause actual results of Alliance Resource Partners, L.P. (“ARLP”) and, in turn, Alliance Holdings GP, L.P. to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and ARLP’s ability to respond to the competition; fluctuation in coal prices, which could adversely affect ARLP’s operating results and cash flows; risks associated with the expansion of ARLP’s operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; ARLP’s productivity levels and margins that ARLP earns on its coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining ARLP’s surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with ARLP’s participation (excluding any applicable deductible) in the commercial insurance property program; and, a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in Alliance Resource Partners, L.P.’s public periodic filings with the Securities and Exchange Commission (“SEC”), including Alliance Resource Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 with the SEC, and Alliance Holdings GP, L.P.’s Prospectus on Form 424B4 filed May 10, 2006. Except as required by applicable securities laws, Alliance Resource Partners, L.P. and Alliance Holdings GP, L.P. do not intend to update their forward-looking statements.

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